Exhibit 99.1

City National Bank to Sell Virginia Beach Branch

Charleston, W. Va. (January 30, 2019) – City Holding Company (“City”) (NASDAQ:CHCO), a $4.9 billion bank holding company headquartered in Charleston, West Virginia, today announced it has signed a definitive agreement to sell its Virginia Beach, Virginia, branch located at 621 Nevan Road, in the Hilltop area of the city to Select Bancorp, Inc. (NASDAQ: SLCT), the holding company for Select Bank & Trust Company. Terms of the agreement provide for Select Bank & Trust to assume the majority of deposits and to acquire the equipment and other selected assets associated with the branch, while City will retain the loans.

City acquired the Virginia Beach branch during its 2013 acquisition of Staunton, Virginia-based Community Bank (NASDAQ: CFFC). This acquisition successfully expanded the Company’s customer base in the Shenandoah Valley. The Virginia Beach branch, however, was an outpost more than 200 miles from the closest City branch. Selling this single branch, while retaining key assets, is a strategic move for City. Selling to another community bank ensures City customers will continue to receive the high-quality, local service to which they’re accustomed.

“We are proud to introduce our Virginia Beach customers to an excellent community bank with business locations more in keeping with the Virginia Beach market and which is keenly interested in providing these customers excellent service. We are certain that Select Bank will be highly successful in this market, and we at City will do everything in our power to assist them in the transition,” said Skip Hageboeck, President and CEO of City National Bank.

City anticipates that all its Virginia Beach-based staff will remain with Select Bank & Trust.

The transaction is subject to state and federal bank approvals and other customary closing conditions and is expected to close during the second quarter of 2019. Performance Trust Capital Partners, LLC, served as financial advisor and Dinsmore & Shohl LLP provided legal counsel to City National Bank of West Virginia on the transaction.
City National Bank operates 99 branch locations across West Virginia, Virginia, Kentucky and Ohio. City ranks first overall in customer satisfaction in the North Central Region, made up of five states, according to the J.D. Power and Associates 2018 Retail Banking Satisfaction Study.
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